Exhibit 15.1

August 8, 2012

TreeHouse Foods, Inc.

2021 Spring Road

Suite 600

Oak Brook, IL 60523

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of TreeHouse Foods, Inc. and subsidiaries for the periods ended June 30, 2012 and 2011, as indicated in our report dated August 8, 2012; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, is incorporated by reference in Registration Statement Nos. 333-126161 and 333-150053 on Form S-8 and Registration Statement No. 333-164903 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois